Exhibit 4.56

29th  March 2009,

Vedanta Resources Plc

Hill House, 1 Little New Street,

London

Re: Consent for extension of Management Consultancy and Representative office fees agreement dated 29th March 2005.

Dear Sirs,

We would like to draw your attention to the Management Consultancy Agreement for US$ 3 Million and Representative Office Fees for US$ 2 Million between Sterlite Industries India Limited and Vedanta Resources Plc dated 29th March 2005 originally valid till 31st March 2009

The matter is deliberated with SIIL Management and is proposed to extend the contracts for Management Consultancy and Representative Office for a further period of three years.

We convey our acceptance for extension of existing contracts on the same terms and conditions.

We request you to please confirm the same.

For Sterlite Industries India Limited

Vinod Bhandawat

Chief Financial Officer

We convey our acceptance on the existing terms to above extension for a period of three years i.e. from 1st April 2009 to 31st March 2012.

For Vedanta Resources Plc

/s/ D D Jalan

D D Jalan

Chief Financial Officer